Exhibit 10.2.6

EIGHTH MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Eighth Modification to Loan and Security Agreement (this “Modification”) dated December 29, 2016, is entered into by and between Neurometrix, Inc., a Delaware corporation (“Borrower”), and Comerica Bank (“Bank”).

RECITALS

Bank and Borrower previously entered into a Loan and Security Agreement dated March 5, 2010, as amended by the following:

the First Modification to Loan and Security Agreement dated March 1, 2011,

the Second Modification to Loan and Security Agreement dated February 15, 2012,

the Third Modification to Loan and Security Agreement dated April 19, 2012,

the Fourth Modification to Loan and Security Agreement dated January 28, 2013,

the Fifth Modification to Loan and Security Agreement dated January 31, 2014,

the Sixth Modification to Loan and Security Agreement dated January 23, 2015, and the Seventh Modification to Loan and Security Agreement dated January 14, 2016, (collectively

“Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1.           Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meanings set forth in the Agreement.

2.           Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

(a)          The following defined terms, which are set forth in Exhibit A of the Agreement, are given the following amended definitions:

“ ‘Letter of Credit Sublimit’ means a sublimit for Letters of Credit under the Revolving Line not to exceed $1,000,000.

‘Revolving Maturity Date’ means January 15, 2018.”

(b)          The following is incorporated into the Agreement as new Section 2.7:

“2.7     Unused Facility Fee. Borrower shall pay to Bank a quarterly unused facility fee equal to one quarter of one percent (0.25%) per annum of the difference between the Revolving Line and the average outstanding principal balance of the Obligations during the applicable quarter, which fee shall be payable within five (5) days of the last day of each such quarter and shall be nonrefundable. The fee shall accrue from and after January 15, 2017, and shall be first payable for the fiscal quarter ending March 31, 2017.”

(c)          The contact information for Borrower set forth in Section 10 is amended to be as follows:

“If to Borrower:	NeuroMetrix, Inc.
1000 Winter Street
Waltham, MA 02451
Attn: Chief Financial Officer
Fax: (781) 663-2992”

(d)          The Amended and Restated Prime Referenced Rate Addendum to Loan and Security Agreement dated January 23, 2015, made between Borrower and Bank (“Addendum”) is amended to give the following defined term, set forth in Section 1 of the Addendum, the following amended definition:

“ ‘Daily Adjusting LIBOR Rate’ means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)         for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness outstanding hereunder and for a period equal to one (1) month;

divided by

(2)         1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

provided,  however, and notwithstanding anything to the contrary set forth in this Addendum, if at any time the Daily Adjusting LIBOR Rate determined as provided above would be less than zero percent (0%), then the Daily Adjusting LIBOR Rate shall be deemed to be zero percent (0%) per annum for all purposes of this Addendum. Each calculation by Bank of the Daily Adjusting LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.”

3.           Legal Effect.

(a)          Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

(b)          Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing.

(c)          The effectiveness of this Modification and each of the documents, instruments and agreements entered into in connection with this Modification is conditioned upon receipt by Bank of:

(i)          this Modification and any other documents which Bank may require to carry out the terms hereof;

(ii)         payment of an amendment fee in the amount of $5,000.00, which shall be deemed fully earned and non-refundable upon payment; and

(iii)        payment of any Bank expenses incurred through the date of this Modification.

4.           No Other Changes. Except as specifically provided in this Modification, it does not vary the terms and provisions of any of the Loan Documents. This Modification shall not impair the rights, remedies, and security given in and by the Loan Documents. The terms of this Modification shall control any conflict between its terms and those of the Agreement.

5.           Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

6.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

[end of Modification; signature page follows]

IN WITNESS WHEREOF, the parties have agreed to this Eighth Modification to Loan and Security Agreement as of the date first set forth above.

BANK:		BORROWER:

Comerica Bank		NeuroMetrix, Inc., a Delaware corporation

By:	/s/ Jason G. Pan	By:	/s/ Thomas T. Higgins
	Jason G. Pan	Printed Name:	Thomas T. Higgins
Its:	Vice President	Its:	CFO